MIDLAND CAPITAL HOLDINGS CORPORATION

                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                      Three Months Ended      Nine months Ended
                                           March 31,              March 31,
                                        2004       2003        2004       2003
                                     ---------   --------   ---------   --------

Net Income                           $ 192,904   $177,553   $ 857,502   $559,561
                                     =========   ========   =========   ========

Weighted average common shares
  outstanding for basic computation    372,600    370,338     372,600    366,065
                                     =========   ========   =========   ========

Basic earnings per share             $    0.52   $   0.48   $    2.30   $   1.53
                                     =========   ========   =========   ========

Weighted average common shares
  outstanding for basic computation    372,600    370,338     372,600    366,065

Common stock equivalents due to
  dilutive effect of stock options          --        714          --        641
                                     ---------   --------   ---------   --------

Weighted average common shares and
  equivalents outstanding for
  diluted computation                  372,600    371,052     372,600    366,706
                                     =========   ========   =========   ========

Diluted earnings per share           $    0.52   $   0.48   $    2.30   $   1.53
                                     =========   ========   =========   ========